Exhibit 10.28
5.2.2.9 Daniel Grieder.pdf

EMPLOYMENT CONTRACT

The undersigned:

A.	Tommy Hilfiger Europe B.V., having its registered offices in Amsterdam, and having its principal place of business there located at Stadhouderskade 6, hereafter referred to as “TH”,

and

B.	Daniel Grieder, residing at Amsterdam, p/a Stadhouderskade 6, 1054 ES, hereafter referred to as “the employee”,

HAVE AGREED TO THE FOLLOWING:

Article 1     (employment contract)

The employment contract is entered into for an indefinite period of time, with effect from May 1, 2004.

Article 2    (nature and location of duties)

1.	The employee will perform duties for TH in the position of Senior VP of Commercial Operations. He will report to the CEO.

2.	The work location of the employee is Amsterdam.

Article 3     (pertaining to employment contract and working hours)

1.	The employee will work eight hours per day, forty hours per week for TH.

2.	After having discussed the matter and under special circumstances the employee will work overtime hours at the discretion of TH. Overtime shall, in principle, not be reimbursed in any form.

Article 4     (salary and compensation)

1.	The monthly salary of the employee upon entering employment is € 18.750, - gross. The salary will be paid latest on the last day of the month.

2.
The company will apply for the 30% tax ruling on the employee's behalf. The granting of the ruling is subject to the decision of the Dutch tax authorities. Should the ruling be denied, the company will not be liable for any loss of net income the employee may incur.

3.	TH will support the employee in finding suitable accommodation in Amsterdam.

4.	TH will reimburse the expenses of the International School for the children of the employee.

5.	The employee is entitled to a company credit card and a company mobile phone which can be used for business purposes only.

6.	The employee will be able to participate in the TH company savings scheme.

7.
For the performance of the employee’s work, TH provides a lease car to the employee, up to a monthly lease amount of € 1.550,- (excluding petrol), based on the requirements set forth in the lease car user regulations. The employee is also allowed to use this car for private use.

Article 5    (leave and holiday)

1.	The employee has the right to 25 days paid holiday per year (based on 12 months).

2.	TH is entitled to appoint two mandatory days of holiday per year.

3.	Holiday requests must be done upfront, in writing, and after approval of the manager. TH is entitled to deny the request because of urgent business purposes.

Article 6    (insurance)

1.
For employees with a salary above the compulsory health insurance income limit, TH has entered into a group health insurance package covering the entire family. For participation in the group health insurance package, TH reimburses 50% of the contribution, irrespective of the chosen coverage or personal liability threshold. This is a taxable benefit.

2.	TH has entered into disability insurance coverage in addition to the WAO (Dutch Disability Insurance Act) for all employees. TH pays 50% of the premium.

3.	The employee will be invited to take part in the pension arrangements of TH.

Article 7     (confidentiality clause)

1.
Both during the term of employment as well as thereafter, regardless of how the term of employment has ended, the employee will be prohibited to share information with third parties regarding business issues concerning TH and/or clients of TH, when the employee should know that TH could be damaged were this information to become known outside the company. This prohibition is expressly not limited to companies in the same field of business as TH. If the employee acts against the confidentiality clause, this will constitute a reason of gross misconduct for TH as indicated in Article 7:678 of the Dutch Civil Code to immediately terminate the employment agreement.

2.
Within the period of one year upon termination of her employment agreement with TH the employee is prohibited to be employed directly or indirectly by a company similar to, or alike or related to TH. It is also prohibited, within a period of one year upon termination, to join clients / relations of TH.

3.
The employee is required to return to the company all materials issued by TH, including all TH belongings (for example, lease car, mobile cellphone, PC, documentation materials, brochures, software, etc.) immediately upon terminating employment with TH.

4.
In the event of a violation of article 7.1 and 7.2, the employee will be liable for a one time penalty, not open to judicial moderation or mitigation, of € 4.600,00 as well as a penalty of € 460,00 for each day the prohibited situation remains, without prejudice to the obligation of the employee to pay a higher amount in compensation when it becomes apparent that the damage suffered by the company is higher than the amounts listed here above.

Article 8    (termination)

1.
The first 2 months of the employment agreement serves as a probationary period. During this probationary period, both the employee as well as TH can terminate the employment agreement immediately, at any moment, without explanation.

2.
Both the employee and TH can terminate the employment contract in writing at the end of the calendar month. In this case, both parties must comply with the legal notice period. In the case of TH the legal notice period is one month, unless the employment period was longer than five years, in which case a longer legal notice period applies. For the employee, regardless of the length of employment, the legal notice period is one month.

3.	The employment contract ends without legal notice needing to be given on the day the employee reaches the age of 65.

Article 9     (Data Protection Act)
TH enters electronic data concerning its employees in a worldwide personnel information system in order to be able to function efficiently. TH only includes that information which they deem necessary for business and legal reasons. This information is primarily used for salary administration, management of availability of personnel and career development. TH in the Netherlands is also legally required to retain information about ethnic background and labour disability.
All electronically available data is sent to and stored in a central database. TH is responsible for ensuring that this database is adequately secured and in agreement with its confidentiality and privacy procedures. By signing this employment contract the employee declares to be in agreement with her personnel information being included in the personnel information system maintained by TH worldwide.
Article 10    (applicable laws)
The laws of the Netherland govern this employment contract.
The appendix included with this contract is an integral part of this agreement. This appendix is: the TH Illness Procedure.

Agreed as such and signed in duplicate in Amsterdam on April 22, 2004.
Tommy Hilfiger Europe B.V.                        Employee
/s/ Ludo Onnink                            /s/ Daniel Grieder
Ludo Onnink                                Daniel Grieder
CFO

ILLNESS PROCEDURE

1.	Registration

In case you are ill you are obligated to inform the HR department and your manager before 10:00 am as follows:

•	An indication of your illness

•	Where can you be reached during the period you are ill.

•	When you are expecting to recover.

•	Who internally within the Company or externally needs to be informed.
When you leave from work ill, inform your direct superior and the HR department.

1.	Payment of Salary During Illness

Tommy Hilfiger Europe B.V. will continue to pay your salary during the period you are ill. After 30 days of illness, TH will consider continuing paying 100% of your salary. However, depending on circumstances determined at TH’s discretion, TH may reduce this to 70% of your salary.

3.	Medical Check

When you have reported ill, you may expect a note or visit from an ARBO-officer, ARBO stands for a Dutch law governing labour-regulations. This officer is a qualified medical doctor and will advise you when you are fit to return to work.

4.	Return to Work

When you have recovered and return to work, inform the HR department and your direct supervisor, either personally or by phone.